MASTERS SELECT INVESTMENT TRUST

                                 CODE OF ETHICS

                                  December 1996

I. LEGAL REQUIREMENT

     Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires Masters Select Investment Trust (the "Trust") as an investment company as well as every investment adviser to and distributor of a series of the Trust (each a "Fund" and collectively, the "Funds") to have a written Code of Ethics which specifically deals with trading practices by "access persons." Access persons are defined to include (1) officers and certain employees of the Trust, (2) officers, directors and investment personnel of investment advisers to any Fund, and (3) certain personnel of any broker-dealer firm that acts as the distributor for a Fund, and (4) each member of the Trust's Board of Trustees. The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of this Code of Ethics.

     The Code of Ethics should be designed to provide a program for detecting and preventing trading abuses and should require "access persons" to report personal securities transactions in securities of the types which the Funds may purchase, but is not designed to restrict trading per se. The Code of Ethics should also be aimed at minimizing conflicts of interest and the appearance of such conflicts.

II. GENERAL PROHIBITIONS

     It shall be unlawful for any affiliated person (which broadly includes all officers, directors, owners and employees) of a registered investment company, or any affiliated person of an investment adviser or distributor of a registered investment company, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by such registered investment company --

     (a) To employ any device, scheme or artifice to defraud such registered investment company;

     (b) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (c) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

     (d) To engage in any manipulative practice with respect to such registered investment company.

III. ACCESS PERSON PROVISIONS

     All access persons (defined below), EXCEPT INDEPENDENT TRUSTEES, covered by this Code are required to file reports at least quarterly of their personal securities transactions (excluding excepted securities) and, if they wish to trade in the same securities as any Fund, must comply with the specific procedures in effect for such transactions. Because the Trust uses various unaffiliated investment advisers to advise the Funds and also uses various unaffiliated broker-dealers to distribute shares of certain Funds, it is expected that these entities will adopt specific trading procedures appropriate to their organization consistent with the general requirement of this Code of Ethics and Rule 17j-1 under the 1940 Act. Such persons are specifically excluded from the coverage of this Code. Each shareholder, officer, director, and employee of the administrator for the Trust, Investment Company Administration Corporation ("ICAC"), is required to comply with the reporting and other requirements of ICAC's code of ethics and is excluded from the coverage of this Code.

     The reports of access persons will be reviewed and compared against the activities of the Funds and if a pattern emerges that indicates abusive trading or noncompliance with applicable procedures, the matter will be referred to the Board of Trustees; the Board of Trustees will make appropriate inquiries and decides what action, if any, is then necessary.

     Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds' intended investments are not required to file any reports at all, and there is no restriction on their personal securities trading activities. However, if an independent Trustee should learn that one of the Funds is about to take a particular position, and he or she wishes to make a similar or related trade, the Trustee should obtain prior approval of the trade.

     This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities laws in general. For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund of the Trust or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

     In addition, the Securities Exchange Act of 1934 may impose fiduciary obligations and trading restrictions on access persons and others in certain situations. It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

IV. IMPLEMENTATION

     In order to implement this Code of Ethics, a compliance officer and two alternates have been designated for the Trust and First Fund Distributors, Inc., one of the principal underwriters of the Funds. These individuals are:

     Steven J. Paggioli
     Robert H. Wadsworth (alternate)
     Eric M. Banhazl (alternate)

     The compliance officer shall appoint one or more compliance officer delegates employed by each investment adviser of (and broker-dealer serving as principal underwriter to) a Fund.

     The compliance officer shall create a list of access persons and update the list with reasonable frequency. This list of access persons shall include the persons identified by the various compliance officer delegates as access persons of the various investment advisers (and principal underwriters, as appropriate) of each Fund. The Trust compliance officer is not required to independently verify the accuracy and completeness of such access person sub-lists.

     The compliance officer or compliance officer delegate shall circulate a copy of this Code of Ethics to each access person, together with an acknowledgement of receipt, which shall be signed and returned to the compliance officer or compliance officer delegate, as appropriate, by each access person.

     The compliance officer or compliance officer delegate is charged with responsibility for insuring that the reporting requirements of this Code of Ethics (see Section VIII) are adhered to by all access persons. The compliance officer or compliance officer delegate shall be responsible for ensuring that the review requirements of this Code of Ethics (see Section X) are performed in a prompt manner.

V. DEFINITIONS

     (a) "Access person" means: (i) any trustee, officer or advisory person (as defined below) of a Fund or the Trust; (ii) any director, officer, general partner or advisory person (as described below) of an investment adviser to a Fund; and (iii)any director, officer or general partner of a broker-dealer acting as distributor or principal underwriter of a Fund who, in the ordinary course of his business, makes, participates in or obtains information regarding the purchases and sales of securities for such Fund or whose ordinary business functions and duties relate to the making of recommendations to such Fund regarding the purchase and sale of securities.

     Exceptions: (i) any investment adviser unaffiliated with Litman Gregory Fund Advisors, LLC (the "Adviser") and/or the Trust (except by reason of being a sub-adviser) and all employees of such unaffiliated adviser, provided that such sub-adviser represents to the Adviser that it has and enforces a code of ethics that meets the requirements of Rule 17j-1 under the 1940 Act, and (ii) any employee of an administration company providing administration services to the Trust or the Fund including such employees who may act as officers of the Trust.

     (b) "Advisory person" means with respect to (A) the Trust, (B) an investment adviser to a Fund or (C) any company in a control relationship to the

Trust or the investment adviser, (i) any employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or an investment adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

     Exceptions: (i) any investment adviser unaffiliated with the Adviser and/or the Trust (except by reason of being a sub-adviser) and all employees of such unaffiliated adviser, provided that such sub-adviser represents to the Adviser that it has and enforces a code of ethics that meets the requirements of Rule 17j- I under the 1940 Act, and (ii) any employee of an administration company providing administration services to the Trust or the Fund including such employees who may act as officers of the Trust.

     (c) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated, and, with respect to a person making a recommendation, when such person seriously considers making such a recommendation.

     (d) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

     (e) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

     (f) "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

     (g) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include excepted securities (as defined below).

     (h) "Excepted securities" include shares of registered open-end investment companies, securities issued by the Government of the United States (including Government agencies), short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments.

VI. PROHIBITED TRADING PRACTICES

     No access person shall purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership,

     (a) if such security to his or her actual knowledge at the time of such purchase or sale:

          (i) is being considered for purchase or sale by a Fund;

          (ii) is in the process of being purchased or sold by a Fund (except that an access person may participate in a bunched transaction with the Fund if the price terms are the same); OR

          (iii) is or has been held by a Fund within the most recent 15 day period, AND

     (b) if such action by such access person would defraud a Fund, operate as a fraud or deceit upon a Fund, or constitute a manipulative practice with respect to such Fund. In each case, the relevant Fund shall be limited to the Fund(s) to which such access person has a direct relationship.

     To ensure that security purchases and sales by access persons do not constitute a fraudulent, deceptive or manipulative practice with respect to the various Funds, each investment adviser and principal underwriter to a Fund shall adopt a policy preventing Fund access persons from trading ahead of the Fund or otherwise trading in securities held or being considered for purchase or sale by a Fund for an appropriate period of time.

     Access persons associated with the Trust and/or First Fund Distributors, Inc. shall pre-clear all transactions with the compliance officer.

VII. EXEMPTED TRANSACTIONS/SECURITIES

     The prohibitions of Section VI of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

     (b) Purchases or sales of securities which are not eligible for purchase or sale by any Fund.

     (c) Purchases or sales which are non-volitional on the part of either the access person or the Trust (e.g., receipt of gifts).

     (d)  Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (f) Purchases and sales which have received the prior approval of the Compliance Officer.

     (g) Purchases and sales of securities which are not included in the definition of "Security" in Part V.g. or are "excepted securities" as defined in Section V.h. -- i.e., mutual fund shares, government securities and money market instruments.

     (h) Purchases and sales of securities which are part of a bunched transaction involving the Fund and possibly other clients where all participants receive the same price.

VIII. REPORTING

     (a) Independent Trustees and individuals who already report their investment transactions under the rules applicable to registered investment advisers may be excepted from the reporting requirement (see Section IX below). Subject to the exceptions set forth below, every access person shall report to the appropriate compliance officer or compliance delegate the information described in Section VIII(b) with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

     (b) Every report shall be made not later than ten (10) days after the end of each calendar quarter and shall contain the following information:

          (1) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

          (2) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected; and

          (4) The name of the broker, dealer, or bank with or through whom the transaction was effected.

     (c) For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

     (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     (e) Copies of statements or confirmations containing the information specified in paragraph (b) above may be submitted in lieu of listing the transactions

IX. EXCEPTIONS TO REPORTING REQUIREMENTS

     (a) An independent Trustee i.e., a Trustee of the Trust who is not an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust, is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered for purchase by its investment adviser.

     (b) Where an independent Trustee is exempt from the reporting requirements of Section VIII(b) of this Code pursuant to this Section IX(a), such Trustee may nevertheless voluntarily file a report representing that he or she did not engage in any securities transactions which, to his or her knowledge, involved securities that were being purchased or sold or considered for purchase by any Fund during the 15-day period preceding or after the date(s) of any transaction(s) by such Trustee. The failure to file such a report, however, shall not be considered a violation of this Code of Ethics.

     (c) Access persons also need not make a report with respect to an exempted transactions/securities as described in Section V of this Code.

     (d) Access persons need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

X. REVIEW

     The compliance officer shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a possible violation the Code of Ethics and/or other applicable trading procedures may have occurred. The compliance officer may delegate this function to one or more persons employed by an investment adviser or principal underwriter with respect to the reports filed by access persons in such organization, and shall receive and be entitled to rely on a summary report from such compliance delegate

     No person shall review his or her own report. Before making any determination that a violation has been committed by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material. If a securities transaction of the compliance officer is under consideration, an alternate shall act in all respects in the manner prescribed herein for the designated compliance officer.

     If the compliance officer determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the Trust, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President or, if the President shall be the compliance officer, the Treasurer, who shall make an independent determination of whether a violation has occurred.

     The compliance officer shall be responsible for maintaining a current list of all access persons (including all Trustees) and for identifying all reporting access persons on such list, and shall take steps to ensure that all reporting access persons have submitted reports in a timely manner. The compliance officer may delegate the compilation of this information to appropriate persons employed by an investment adviser or principal underwriter and shall be entitled to rely on the information received from such compliance officer delegate(s). Failure to submit timely reports will be communicated to the Board of Trustees.

XI. SANCTIONS

     If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Trustees. The Board of Trustees may impose such sanctions as it deems appropriate, including a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

I fully understand and hereby subscribe to this Code of Ethics.

         Date                                          Signature


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